Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(216) 692-7200

Park-Ohio Reports Increased Revenue and Profit in First Quarter 2005

     CLEVELAND, OHIO, May 2, 2005 — Park-Ohio Holdings Corp. (NASDAQ:PKOH), today announced results for its first quarter ended March 31, 2005.

     Park-Ohio reported net sales of $228.9 million for first quarter 2005, a 19% increase on sales of $192.4 million in first quarter 2004. Park-Ohio reported net income of $6.2 million in first quarter 2005, or $.54 per share dilutive, compared to $5.8 million for the same period in 2004, or $.52 per share, dilutive.

     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “We continue to generate solid revenue growth due to robust activity in most of our end markets. We are also experiencing a rising trend in our margins as a result of our pricing and cost reduction initiatives. We are widening our EPS guidance range to $2.00 to $2.30 per share for the year 2005.”

     A conference call reviewing Park-Ohio’s first quarter results will be broadcast live over the Internet on Tuesday, May 3, commencing at 11:00 am EDT, on the company’s website at http://www.pkoh.com.

     Park-Ohio is a leading provider of supply chain logistics services, and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 32 supply chain logistics facilities.

     This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2005	2004

Net sales	$228,883	$192,370
Cost of products sold	193,787	162,133

Gross profit	35,096	30,237
Selling, general and administrative expenses	21,651	17,696

Operating income	13,445	12,541
Interest expense	6,459	6,136

Income before income taxes	6,986	6,405
Income taxes	799	591

Net Income	$6,187	$5,814

Amounts per common share:
Basic	$0.57	$0.55
Diluted	$0.54	$0.52

Common shares used in the computation
Basic	10,874	10,564
Diluted	11,363	11,116

Other financial data:
EBITDA, as defined	$17,984	$16,542

Note A—The effective income tax rate for the first quarter of 2005 is less than the statutory Federal income tax rate due primarily to the recognition of net operating loss carryforwards.

Note B—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization,certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended
	March 31,
	2005	2004
Net income	$6,187	$5,814
Add back:
Income taxes	799	591
Interest expense	6,459	6,136
Depreciation and amortization	4,447	3,967
Miscellaneous	92	34

EBITDA, as defined	$17,984	$16,542

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	March 31	December 31
	2005	2004
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$2,695	$7,157
Accounts receivable, net	167,523	145,475
Inventories	185,733	177,294
Other current assets	15,749	14,593

Total Current Assets	371,700	344,519

Property, Plant and Equipment	232,783	229,494
Less accumulated depreciation	122,527	118,821

Total Property Plant and Equipment	110,256	110,673

Other Assets
Goodwill	82,530	82,565
Net assets held for sale	1,927	3,027
Other	69,229	69,238

Total Other Assets	153,686	154,830

Total Assets	$635,642	$610,022

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$99,672	$108,868
Accrued expenses	69,828	60,003
Current portion of long-term liabilities	6,357	5,812

Total Current Liabilities	175,857	174,683

Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	210,000	210,000
Revolving credit maturing on December 31, 2010	139,400	120,600
Other long-term debt	4,626	4,776
Other postretirement benefits and other long-term liabilities	26,688	27,570

Total Long-Term Liabilities	380,714	362,946

Shareholders’ Equity	79,071	72,393

Total Liabilities and Shareholders’ Equity	$635,642	$610,022

BUSINESS SEGMENT INFORMATION
(UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUSIDIARIES
(In Thousands)

	Three Months Ended March 31
	2005	2004
NET SALES

ILS	$126,887	$116,265
Aluminum Products	42,890	27,581
Manufactured Products	59,106	48,524

	$228,883	$192,370

INCOME BEFORE INCOME TAXES

ILS	$8,204	$9,209
Aluminum Products	2,423	1,587
Manufactured Products	5,813	3,292

	16,440	14,088
Corporate and Other Costs	(2,995)	(1,547)
Interest Expense	(6,459)	(6,136)

	$6,986	$6,405